UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  08/13/2012

Dynavax Technologies Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  001-34207

Delaware	33-0728374
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

2929 Seventh Street, Suite 100
Berkeley, CA 94710-2753
(Address of principal executive offices, including zip code)

(510) 848-5100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On August 13, 2012, Christine R. Larson, joined Dynavax Technologies Corporation ("Dynavax" or the "Company") as its Vice President and Chief Financial Officer. Under the terms of her at-will offer letter, Ms. Larson will be paid an annual salary of $350,000. Ms. Larson is also eligible to earn annual incentive compensation of up to 50% of her annual salary. On August 13, 2012, the Company granted Ms. Larson an option to purchase 300,000 shares of the Company's Common Stock with an exercise price equal to the fair market value of the Common Stock on the date of the grant, which was $3.70 per share. The option will vest as follows: 25% of the shares subject to the option shall vest twelve months after the vesting commencement date, and 1/48 of the shares subject to the option shall vest on the last day of each month thereafter. All compensation offered to Ms. Larson is subject to applicable tax withholdings.

Ms. Larson entered into the Company's standard form of a Management Continuity and Severance Agreement, dated as of August 13, 2012. The form of the Management Continuity and Severance Agreement was filed with the Securities and Exchange Commission ("SEC") as Exhibit 10.38 to the Company's Form 10-K, as filed on March 6, 2009, as subsequently amended and filed with the SEC as Exhibit 10.61 to the Company's Form 10-Q, as filed on May 6, 2011 (the "Standard Agreement"). The Standard Agreement for Ms. Larson provides severance payments and benefits upon an involuntary termination of employment, as well as certain change in control (as defined in the Standard Agreement) benefits.

If Ms. Larson's employment is involuntarily terminated other than following a change in control, Ms. Larson will receive (i) a lump-sum cash payment equal to six months of her then effective annual base salary, (ii) a payment that may be used toward the cost of health care continuation coverage for up to six months, and (iii) six months accelerated vesting of unvested options to purchase Company Common Stock. If Ms. Larson's employment is involuntarily terminated within twenty-four months following a change in control, Ms. Larson will receive (i) a lump-sum cash payment equal to twelve months of her then effective annual base salary, (ii) a lump-sum cash payment equal to her target bonus, (iii) a payment that may be used toward the cost of health care continuation coverage for up to twelve months, and (iv) the ability to exercise her then outstanding vested options to purchase Company Common Stock for up to three years following her termination. In addition, if, in connection with a change in control, Ms. Larson is offered and accepts a position with the acquirer, or is not offered a comparable position with the acquirer, then, as of immediately prior to the closing of the change in control, her then outstanding but unvested options to purchase Company Common Stock will become vested as to the number of shares underlying each such option that would have vested, in the ordinary course, in the following two years.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 13, 2012, Christine R. Larson, joined Dynavax Technologies Corporation ("Dynavax" or the "Company") as the Company's Vice President and Chief Financial Officer. Ms. Larson, age 59, joins Dynavax from PDL Biopharma, Inc. (PDL), where she was responsible for leading financial and strategic planning, accounting, treasury and investor relations for the public company which earned annual revenues of $350 million. Prior to PDL, Ms. Larson served as a Director at Grant Thornton, LLP in their Transactions Advisory group from 2007 to 2008. Previously from 2003 to 2005, Ms. Larson was Chief Financial Officer for Trinity Learning Corporation, a publicly held, technology-enabled learning company. From 1985 to 1999, Ms. Larson was with Bank of America Corporation, most recently as a senior vice president and managing director and was responsible for business development in their Global Capital Markets group. Ms. Larson received a B.S. in Food and Nutritional Sciences from the University of California, Berkeley, and an M.B.A. from California State University, East Bay. Ms. Larson is a Certified Public Accountant in the State of California (inactive status).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dynavax Technologies Corporation

Date: August 15, 2012	By:	/s/ Michael Ostrach
Michael Ostrach
Vice President, Chief Business Officer and General Counsel